Exhibit 99.1
American Financial Group, Inc. Announces
First Quarter Earnings
•	Core net operating earnings $.81 per share

•	Adjusted book value per share of $38.33, up 2% from year end

•	Repurchased 2.5 million shares (average price $34.04 per share)
Cincinnati, Ohio — May 3, 2011 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2011 first quarter net earnings attributable to shareholders of $83 million ($.79 per share), compared to $106 million ($.93 per share) reported in the 2010 first quarter. Per share results reflect the impact of share repurchases in 2010 and 2011. The 2011 and 2010 first quarter results include nominal realized gains and losses. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $.79 to $38.33 per share during the quarter.
Core net operating earnings were $86 million ($.81 per share) for the 2011 first quarter. Earnings per share were consistent with our expectations but down 11% from the 2010 comparable period. Record results in our annuity and supplemental insurance group were more than offset by lower underwriting profit in our specialty property and casualty insurance (“P&C”) operations and lower P&C investment income. Our annualized core operating return on equity was 9%.
During the first quarter of 2011, AFG repurchased 2.5 million shares of common stock at an average price per share of $34.04.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include realized investment gains and losses and may not be indicative of its ongoing core operations. The following table reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended
	March 31,
In millions, except per share amounts	2011	2010
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$86	$103

Realized gains (losses)	(3)	3

Net earnings attributable to shareholders	$83	$106

Components of Earnings Per Share:
Core net operating earnings	$0.81	$0.91

Realized gains (losses)	(0.02)	0.02

Diluted Earnings Per Share	$0.79	$0.93

Footnote (a) is contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We reported solid core operating earnings for the first quarter of 2011. P&C operating results remained strong in a challenging marketplace and we achieved record operating earnings in our annuity and supplemental business. Despite the decline in our P&C results, we continue to have returns on investment in the mid-teens in these specialty businesses. We believe that these strong results are an indication of the effect of our specialization strategy and the strong alignment of interests we have created with the leaders of each of our specialty business units.
“We remain committed to deploying excess capital in an effective manner. AFG’s share repurchases during the first quarter of 2011 were made at approximately 89% of book value. In addition to using excess capital for share repurchases, we continue to invest in healthy, profitable organic growth and look for opportunities to expand our specialty niche businesses through acquisitions and start-ups where it makes sense to do so.
“Based on our results for the first three months of 2011, our 2011 core net operating earnings guidance remains in the range of $3.30 — $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”
Specialty Property and Casualty Insurance Results
The P&C specialty insurance operations generated an underwriting profit of $46 million in the 2011 first quarter, compared to $77 million in the first quarter of 2010. The combined ratio was 92%, compared to 87% in the comparable prior year period. The reduced profit in 2011 is primarily the result of a $24 million decrease in favorable reserve development when compared to the 2010 first quarter results.
Gross and net written premiums were up 1% and 3%, respectively, in the 2011 first quarter compared to the same quarter a year earlier. Increased premiums in our transportation businesses, including additional premiums from National Interstate’s third quarter 2010 acquisition of Vanliner were offset somewhat by lower premium volume in our targeted markets operations and the decision to exit the excess workers’ compensation business. Further details of the P&C Specialty operations may be found in the accompanying schedules.
The Property and Transportation Group reported an underwriting profit of $33 million in the first quarter of 2011, compared to $32 million in the first quarter of 2010. Improved results in our agricultural operations were offset by lower underwriting profits in our transportation businesses. Catastrophe losses in this group were $5 million, compared to $8 million in the comparable 2010 period. Additional premium from the Vanliner acquisition and higher winter wheat commodity prices contributed to higher gross and net written premium in this group during the first quarter of 2011. Additionally, increased retention in our transportation businesses contributed to higher net written premium for the quarter.
The Specialty Casualty Group reported an underwriting profit of $2 million in the first quarter of 2011, compared to $18 million in the first quarter of 2010. The reduced profits are primarily the result of a $19 million decrease in favorable reserve development. Lower underwriting profit in a block of program business was partially offset by improved results in our general liability operations, (primarily those that serve the homebuilders industry), and in our executive liability and excess and surplus lines businesses. Many businesses in this group produced solid underwriting profit margins but at lower levels than 2010. Gross and net written premiums for the first quarter of 2011 were down 8% and 10%, respectively, from the same 2010 period. A decision to exit the excess workers’ compensation business, the non-renewal of two major programs that did not meet our return thresholds and a soft pricing environment in the excess and surplus markets contributed to these declines. Growth in gross and net written premiums in our executive liability operations partially offset these declines.

The Specialty Financial Group reported underwriting profits of $10 million in the first quarter of 2011 compared to $21 million in the first quarter of 2010. Lower favorable development resulting from a reserve increase in a run-off book of collateral mortgage protection insurance and the absence of favorable development related to our run-off automobile residual value insurance operations more than offset higher underwriting profits in our financial institutions business. Gross written premiums decreased approximately 5%, while net written premiums were flat when compared with the 2010 first quarter.
Carl Lindner III stated, “Our first quarter underwriting results are consistent, on an overall basis, with our 2011 objectives that support the earnings guidance we have given. Careful risk selection and a commitment to appropriate pricing and risk management have served us well and continue to be focus areas, especially as we witness the catastrophic events across the world in recent months. Almost all of our businesses continued to achieve solid underwriting profits, albeit at lower levels than in 2010. Pricing for the quarter was flat overall.”
Annuity and Supplemental Insurance Results
The Annuity and Supplemental Insurance Group generated core net operating earnings before income taxes of $52 million for the 2011 first quarter, 18% higher than the same period a year earlier. These results reflect higher earnings in our fixed annuity operations, especially our bank distribution channel, as well as the impact of expense savings.
Record statutory premiums of $779 million in the first quarter of 2011 were 57% higher than the first quarter of 2010 primarily as a result of higher sales of annuities in the bank market.
Investments
AFG recorded first quarter net realized losses of $3 million after-tax, compared to net realized gains of $3 million in the prior year period. Unrealized gains on fixed maturities were $334 million. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
P&C investment income was 20% lower than the comparable 2010 period. As disclosed previously, the continued runoff and disposition of securities in the non-agency residential mortgage-backed securities portfolio and generally lower reinvestment rates were primary factors contributing to the decrease. We expect 2011 P&C investment income to decrease about 12% from 2010 amounts.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.
About American Financial Group, Inc.
American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products such as Medicare supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.
Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.
The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.AFGinc.com. The Company will hold a conference call to discuss 2011 first quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, May 4, 2011. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 58941936. Please dial in five to ten minutes prior to the scheduled start time of the call.
A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on May 4, 2011 until 11:59 p.m. (ET) on May 11, 2011. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the conference ID 58941936.

The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section. An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 11, 2011 at 11:59 p.m. (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com
-o0o-
(Financial summaries follow)
This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended
	March 31,
	2011	2010
Revenues
P&C insurance premiums	$599	$579
Life, accident & health premiums	110	115
Investment income	300	295
Realized gains (losses)	(3)	4
Income (loss) of managed investment entities:
Investment income	25	22
Loss on change in fair value of assets/liabilities	(33)	(25)
Other income	41	44

	1,039	1,034

Costs and expenses
P&C insurance losses & expenses	553	508
Annuity, life, accident & health benefits & expenses	265	253
Interest on borrowed money	21	18
Expenses of managed investment entities	18	9
Other operating and general expenses	87	99

	944	887

Operating earnings before income taxes	95	147
Provision for income taxes(b)	46	59

Net earnings including noncontrolling interests	49	88
Less: Net earnings (loss)attributable to noncontrolling interests	(34)	(18)

Net earnings attributable to shareholders	$83	$106

Diluted Earnings per Common Share	$.79	$.93

Average number of Diluted Shares	106.2	113.1

	March 31,	December 31,
Selected Balance Sheet Data:	2011	2010
Total Cash and Investments	$23,537	$22,670

Long-term Debt	$949	$952

Shareholders’ Equity(c)	$4,463	$4,470
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(c)	$3,967	$3,948
Book Value Per Share:
Excluding appropriated retained earnings	$41.56	$40.64
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$38.33	$37.54

Common Shares Outstanding	103.5	105.2
Footnotes (b) and (c) are contained in the accompanying Notes To Financial schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(Dollars in Millions)

	Three months ended
	March 31,		%
	2011	2010	Change

Gross written premiums	$753	$744	1%

Net written premiums	$584	$566	3%

Ratios (GAAP):
Loss & LAE ratio	57%	52%
Expense ratio	35%	35%

Combined Ratio	92%	87%

Supplemental: (d)
Gross Written Premiums:
Property & Transportation	$318	$277	15%
Specialty Casualty	319	347	(8%)
Specialty Financial	116	122	(5%)
Other	—	(2)	—

	$753	$744	1%

Net Written Premiums:
Property & Transportation	$254	$216	18%
Specialty Casualty	214	238	(10%)
Specialty Financial	98	98	—
Other	18	14	29%

	$584	$566	3%

Combined Ratio (GAAP):
Property & Transportation	87%	85%
Specialty Casualty	99%	92%
Specialty Financial	91%	83%

Aggregate Specialty Group	92%	87%

	Three months ended		Three months ended
	March 31,		March 31,
		Points on		Points on
		Combined		Combined
	2011	Ratio	2010	Ratio
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$22	9	$9	4
Specialty Casualty	—	—	19	9
Specialty Financial	(4)	(4)	10	8
Other	3	—	7	—

	$21	4	$45	8

Footnote (d) is contained in the accompanying Notes To Financial schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(Dollars in Millions)

	Three months ended
	March 31,		%
	2011	2010	Change

Retirement annuity premiums:
Fixed annuities	$101	$152	(34%)
Indexed annuities	281	160	76%
Bank annuities — direct	100	54	85%
Bank annuities — indirect	171	—	—
Variable annuities	19	20	(5%)

	672	386

Supplemental insurance	98	102	(4%)
Life insurance	9	9	—

Total statutory premiums	$779	$497	57%

“Bank annuities — direct” represent premiums produced by financial institutions appointed directly by the Company. “Bank annuities — indirect” represent premiums produced through banks by independent agents or brokers appointed by the Company.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a) GAAP to Non GAAP Reconciliation — Components of core net operating earnings:

	Three months ended
	March 31,
In millions	2011	2010

P&C operating earnings	$113	$149

Annuity & supplemental insurance operating earnings	52	44
Interest & other corporate expense	(33)	(31)

Core operating earnings before income taxes	132	162
Related income taxes	46	59

Core net operating earnings	$86	$103

b) Operating income before income taxes includes $35 million in 2011 and $20 million in 2010 in non-deductible losses attributable to noncontrolling interests related to managed investment entities, increasing the effective tax rate by 13% and 5%, respectively.
c) Shareholders’ Equity at March 31, 2011 includes $334 million ($3.23 per share) in unrealized gains on fixed maturities and $162 million ($1.57 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholders’ Equity at December 31, 2010 includes $326 million ($3.10 per share) in unrealized gains on fixed maturities and $197 million ($1.87 per share) of retained earnings appropriated to managed investment entities.
d) Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.